Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

SUPPLEMENT NO. 13 DATED MAY 2, 2012

TO THE PROSPECTUS DATED DECEMBER 6, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated December 6, 2011, Supplement No. 10, dated April 12, 2012, which superseded and replaced all previous supplements to the prospectus, Supplement No. 11, dated May 1, 2012, and Supplement No. 12, dated May 2, 2012. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	an update to the suitability standards of our offering.

Suitability Standards

The following disclosure replaces the paragraph entitled “Texas” in the section captioned “Suitability Standards” on page i of the prospectus.

Texas: An investor must have had (excluding the value of the investor’s home, home furnishings and automobiles), during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.